EXHIBIT 11

                                CenturyTel, Inc.
                       COMPUTATIONS OF EARNINGS PER SHARE
                                   (UNAUDITED)
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                                                    Three months                     Nine months
                                                 ended September 30,             ended September 30,
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                                                  2000       1999                 2000       1999
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                                                        (Dollars, except per share amounts,
                                                         and shares expressed in thousands)
Income (Numerator):

Net income                                  $    67,224     64,529              174,353    179,096
Dividends applicable to preferred stock            (100)      (100)                (299)      (304)
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Net income applicable to common stock            67,124     64,429              174,054    178,792
Dividends applicable to preferred stock             100        100                  299        304
Interest on convertible securities, net
 of taxes                                            33         63                   99        189
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Net income as adjusted for purposes of
 computing diluted earnings per share       $    67,257     64,592              174,452    179,285
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Shares (Denominator):

Weighted average number of shares:
    Outstanding during period                   140,587    139,546              140,374    139,148
    Employee Stock Ownership Plan
     shares not committed to
     be released                                   (367)      (461)                (385)      (480)
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Number of shares for computing basic
 earnings per share                             140,220    139,085              139,989    138,668

Incremental common shares attributable
 to additional dilutive effect of
 convertible securities                           1,628      2,419                1,780      2,663
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Number of shares as adjusted for
 purposes of computing diluted
 earnings per share                             141,848    141,504              141,769    141,331
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Basic earnings per share                    $       .48        .46                 1.24       1.29
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Diluted earnings per share                  $       .47        .46                 1.23       1.27
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